                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-39387

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED DECEMBER 23, 1997)

                                 $115,000,000
                         CREDENCE SYSTEMS CORPORATION
                5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                  INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15
                          AND SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF

  This Prospectus Supplement (this "Supplement") related to $115,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of Credence Systems Corporation, a Delaware corporation (together with its subsidiaries, "Credence" or the "Company"), and the shares of common stock, par value of $.001 per share, of the Company (the "Common Stock") which are issuable upon conversion of the Notes (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were originally issued in a private placement consummated in September 1997. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated December 23, 1997, as amended and supplemented to date (the "Prospectus"). All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                            SELLING SECURITYHOLDERS

  Set forth below, to the Company's knowledge, are the names of certain Selling Securityholders who were not specifically identified in the Prospectus, the principal amount of Notes that may be offered by such Selling Securityholders pursuant to this Prospectus, the percentage of Notes held by such Selling Securityholders and the number of Shares into which such Notes are convertible.

  The following table sets forth certain information as of May 4, 1998. However, any or all of the Notes or Shares listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act. The table of Selling Securityholders in the Prospectus is hereby amended to include the following Selling Securityholders:

                                                                              NUMBER OF SHARES
                                        AGGREGATE PRINCIPAL                   OF COMMON STOCK
                                          AMOUNT OF NOTES     PERCENTAGE OF     THAT MAY BE
BENEFICIAL HOLDER                        THAT MAY BE SOLD   NOTES OUTSTANDING     SOLD(1)
-----------------                       ------------------- ----------------- ----------------
Abecassis, Michel......................     $    50,000             *                 723
Arkansas PERS..........................       1,015,000             *              14,678
Bankers Trust International............      10,000,000            8.7            144,613
Chauvaud, Dominique....................          20,000             *                 289
The Common Fund FAO Absolute Return
 Fund..................................         160,000             *               2,313
Dolipar Sarl...........................          30,000             *                 433
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund.      16,000,000           13.9            231,381
Forest Alternative Strategies Fund II
 LP Series BB..........................          49,000             *                 708
Forest Global Convertible Fund Series
 B-1...................................          50,000             *                 723
Forest Global Convertible Fund Series
 B-2...................................          40,000             *                 578

                                            (Table continued on following page)

(Continued from previous page)

                                                                  NUMBER OF SHARES
                            AGGREGATE PRINCIPAL                   OF COMMON STOCK
                              AMOUNT OF NOTES     PERCENTAGE OF     THAT MAY BE
BENEFICIAL HOLDER            THAT MAY BE SOLD   NOTES OUTSTANDING     SOLD(1)
-----------------           ------------------- ----------------- ----------------
Forest Global Convertible
 Fund Series B-3..........      $   55,000              *                 795
Forest Global Convertible
 Fund Series B-5..........          55,000              *                 795
Forest Performance Fund...          41,000              *                 592
Forest Performance
 Greyhound................          55,000              *                 795
Foundation Account No. 1..         360,000              *               5,206
Fox Family FDN DTD
 10/10/87.................          30,000              *                 433
Fox Family Portfolio
 Partnership..............         125,000              *               1,807
Helix Convertible
 Opportunities Fund LTD...         730,000              *              10,556
Helix Convertible
 Opportunities, L.P.......       1,110,000             1.0             16,052
ICI American Holdings
 Trust....................         355,000              *               5,133
Israel, Jacques...........          30,000              *                 433
LeCaplain, Juliette.......          40,000              *                 578
LLC Account No. 1.........         160,000              *               2,313
Motor Insurance
 Corporation..............       1,432,000             1.2             20,708
Navesink Equity Derivative
 Fund LDC.................       1,500,000             1.3             21,691
Pretre, Dorothee..........          30,000              *                 433
PRIM Board................       1,400,000             1.2             20,245
Renaut, Roberte...........          40,000              *                 578
Second National Bank of
 Warren TTEE for the
 Raymond J. Wean Foundation
 11/28/49.................         100,000              *               1,446
Shepherd Investments
 International, Ltd. .....       1,125,000             1.0             16,268
Shepherd Management
 Services.................          60,000              *                 867
Simpson Group Retirement
 Fund.....................         260,000              *               3,759
Societe Generale
 Securities L.P. .........       6,050,000             5.3             87,490
Stark International.......       1,125,000             1.0             16,268
State of Delaware PERS....         885,000              *              12,798
State of Oregon PERS......       4,000,000             3.5             57,845
State of Oregon/SAIF
 Corporation..............       4,000,000             3.5             57,845
Ste Doligers..............          20,000              *                 289
United National Insurance
 Company..................         100,000              *               1,446
Winchester Convertible
 Plus Ltd. ...............         480,000              *               6,941
Worldwide Transactions
 LTD......................         120,000              *               1,735
WR Investment Partners....          60,000              *                 867
Zeneca Holdings Trust.....         355,000              *               5,133

--------
 * Less than 1%.
(1) Assumes a conversion price of $69.15 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the above Selling Securityholders. From time to time, additional information concerning ownership of the Notes and Shares may rest with certain holders thereof not named in the preceding table, with whom the Company believes it has no affiliation.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 5, 1998

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